Exhibit 10.1

Separation and Consulting Agreement

Agreement made this 31st day of January, 2013 (hereinafter referred to as the “Agreement”), between Barry Gorsun (“Gorsun”), and MRV Communications, Inc. (the “Company”).

W I T N E S S E T H :

WHEREAS, Gorsun has been employed with the Company as Chief Executive Officer; and

WHEREAS, the Company and Gorsun now desire to end the employment relationship amicably.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.                                      The parties agree that Gorsun’s employment with the Company will cease on January 31, 2013 (the “Termination Date”) and that Gorsun will no longer be an employee or officer of the Company. The parties also agree that the employment agreement between MRV Communications—Boston Division, Inc. and Gorsun, dated as of March 10, 2011, as amended by the letter agreement between the Company and Gorsun, dated February 8, 2012 (the “Employment Agreement”), will no longer be of any force or effect; provided, however, that sections 7.2, 7.3, 7.4 and 7.5 shall survive the expiration of the Employment Agreement and remain in full force and effect.  Further, the Executive will execute the resignations attached as Exhibit A contemporaneously with his execution of this Agreement.

2.                                      Gorsun shall make himself reasonably available as a consultant for advice and consultation to the Company’s Board of Directors and Chief Executive Officer to assist in the transition of his responsibilities and other needs of the Company upon request for the six month period commencing on February 1, 2013 and terminating on July 31, 2013  (the “Consultancy Period”).  During the Consultancy Period Gorsun shall be paid at the same rate as his current base salary of $ $380,000 on an annual basis.  Gorsun shall provide only such consulting services and advice as requested by the Company’s Board of Directors or Chief Executive Officer. The Company will reimburse Gorsun for any reasonable travel expenses incurred on its behalf, provided that Gorsun submits documentation in a form acceptable to the Company to substantiate such expenses.

3.                                      Gorsun in the performance of the consulting services shall be deemed an independent contractor and not an employee or agent of the Company. Gorsun shall have no right or authority to assume or create any obligations on behalf of the Company or to make any representations on its behalf, except with the prior written consent of the Company.  Under no circumstances shall Gorsun be, or be deemed to be, an employee of the Company for any purposes.

4.                                      The Company agrees, provided that Gorsun complies with all of the terms of this Agreement, that Gorsun (i) shall receive a bonus of $40,166 on or before July 31, 2013; (ii) shall be entitled to accelerated vesting of all options and restricted stock previously granted to him on July 31, 2013 and (iii) shall receive a bonus of $9,740.53 on May 29, 2013 related to the May 2012 special dividend.

5.                                      The Company agrees to provide Gorsun with the benefits which he is presently receiving for a period of one year following the Termination Date.  The parties agree that medical insurance will not be provided by the Company but that the Company will provide dental insurance.  The benefits will be provided to Gorsun at the Company’s expense, except that Gorsun agrees to continue to pay the employee portion of any such benefits.

6.                                      As a fundamental condition of this Agreement and the payments and benefits provided for herein, Gorsun shall comply fully with all of his obligations under Sections 7.2, 7.3, 7.4 and 7.5 of the Employment Agreement.

7.                                      Gorsun represents that as of January 31, 2013, he will have returned all property of the Company, including but not limited to, any computers, VPN equipment, software, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards, access cards, identification cards, key fobs, keys and other data and/or materials in his possession or control, provided that the Company may allow Gorsun to retain and use certain property, such as a computer or cell phone, during the Consultancy Period.

8.                                      Gorsun, for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company, its current and former subsidiaries and affiliates, and all of its or their respective officers, directors, managers, members, stockholders, employees, agents, attorneys, insurers and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company, or any of their respective officers, directors, and employees Gorsun ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Gorsun or the termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the federal Family and Medical Leave Act, the Massachusetts Fair Employment Law, the Florida Civil Rights Act, the Ohio Fair Employment Practices Act, the Ohio Revised Code, the Fair Labor Standards Act, or any claim for physical or emotional distress or injuries, invasion of privacy, defamation, claims relating to severance pay, wages, sick leave, vacation pay, life insurance, medical insurance, disability or any other benefit of employment, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment.  The parties also agree that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act.  In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Gorsun is a named party, Gorsun agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Gorsun.  The parties also agree that nothing in the provisions of this paragraph 8 is intended to limit their rights under and concerning enforcement of this Agreement.

9.                                      Gorsun agrees to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for Gorsun’s family, accountants and attorneys.  In the event that Gorsun is required by law to disclose any term of this Agreement, Gorsun agrees to give the Company ten days’ written notice prior to any such disclosure, or such shorter time period as mandated by law or is otherwise practicable.  The Company acknowledges that this Agreement may be part of a public filing.

10.                               Gorsun shall not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, employees, agents, services, products, operations, prospects or other matters relating to the Company’s businesses.  In that regard, Gorsun shall not make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Company or its affiliates, employees, managers, directors, officers, members or stockholders, individually or as a group.

11.                               Gorsun hereby agrees that, in the event his testimony, services or time are required in the future to assist the Company in handling any legal matter, prosecuting or defending against litigation or to pursue or defend against a disputed claim or charge of any type, he will make himself reasonably available to work with Company’s attorneys and representatives, to prepare for and provide deposition and/or trial testimony and to take whatever other steps are necessary to assist in the handling of such legal matters and prosecution/defense of such claims.

12.                               Gorsun agrees that in the event he violates any of the provisions of this Agreement, the Company shall have the right to (i) cease making all payments due in accordance with this Agreement and (ii) cease to provide benefits as set forth in paragraph 4 herein

13.                               The Company has advised Gorsun to consult with an attorney prior to executing this Agreement.  By executing this Agreement, Gorsun acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) this is a final offer and Gorsun has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement, (c) Gorsun has elected to enter this Agreement knowingly and voluntarily and (d) if he does so within fewer than twenty-one (21) days from receipt of the final document he has knowingly and voluntarily waived the remaining time.  The Company reserves the right to change or revoke this Agreement prior to Gorsun’s execution hereof.  This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Gorsun has seven (7) days following execution of this Agreement to change his mind (the “Revocation Period”).

14.                               Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Gorsun at:	[redacted]

To the Company at:	MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Attn.: Chairman of the Board

With a copy to:	Steven I. Suzzan, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue, 31st Floor
New York, New York 10103

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

15.                               In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

16.                               This Agreement shall be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.  The parties agree that any claims shall be brought exclusively in a state or federal court located in New York, New York and that the nexus is appropriate.

17.                               Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

18.                               This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

MRV Communications, Inc.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Chairman of the Board

/s/ Barry Gorsun
Barry Gorsun